Exhibit 99

REGIS CORPORATION NAMES RANDY L. PEARCE CHIEF EXECUTIVE OFFICER EFFECTIVE FEBRUARY 2012

26-Year Regis Veteran with Proven Track Record of Leadership

Minneapolis, MN —  October 3, 2011 — Regis Corporation (NYSE: RGS), the global leader in the $160 billion hair care industry, today announced the next step in its planned CEO succession process: the Regis Board of Directors has named Randy L. Pearce, currently President of Regis, as Chief Executive Officer, effective in February 2012.  Mr. Pearce will succeed Paul D. Finkelstein.

“Randy has done an outstanding job as President and we are thrilled to announce his upcoming appointment as Chief Executive Officer of Regis,” said Paul D. Finkelstein, Chairman and Chief Executive Officer.  “We believe this is a great next step in what has been a thoughtful and planned CEO succession process begun more than three years ago.  Randy has extensive knowledge of Regis and the industry and is the driving force behind the key operational and cost savings changes that are underway at the Company.  He is a proven leader and is already attacking his mandate with an urgent and clear focus on enhancing shareholder value.  We are confident that Randy is the right person to lead Regis forward.”

“I am excited to have the opportunity to lead Regis into the future and execute on the important operational and cost cutting initiatives being implemented at the Company,” said Randy L. Pearce, President.  “Paul has done an exemplary job of making Regis what it is today, and I am pleased to be working from the strong base he has established.  I am proud to have helped Regis expand its position as the global leader in the hair care industry over the past 26 years, and when I continue my service as Chief Executive Officer, my goal will be to position Regis to succeed in the future.  I value the confidence the Board has placed in me and look forward to enhancing long-term value for Regis shareholders.”

About Randy L. Pearce

Mr. Pearce, age 56, joined Regis Corporation in 1985 after serving four years with the international public accounting firm of Coopers & Lybrand, and has moved through a variety of finance positions at Regis.

Mr. Pearce holds a Bachelor of Arts degree in Accounting from the University of Northern Iowa. He is a graduate of the University of Minnesota’s Carlson School Executive Management program. He is a CPA and an active member of the American Institute of Certified Public Accountants, the Financial Executives Institute (FEI) and the International Council of Shopping Centers (ICSC). He also serves on the board of Ascena Retail Group (Nasdaq: ASNA) as well as the Boy Scouts of America.

About Regis Corporation

Regis Corporation (NYSE:RGS) is the beauty industry’s global leader in beauty salons, hair restoration centers and cosmetology education. As of June 30, 2011, the Company owned, franchised or held ownership interests in approximately 12,700 worldwide locations. Regis’ corporate and franchised locations operate under concepts such as Supercuts, Sassoon Salon, Regis Salons, MasterCuts, SmartStyle, Cost Cutters, Cool Cuts 4 Kids and Hair Club for Men and Women. In addition, Regis maintains an ownership interest in Provalliance, which operates salons primarily in Europe, under the brands of Jean Louis David, Franck Provost and Saint Algue. Regis also maintains ownership interests in Empire Education Group in the U.S. and the MY Style concepts in Japan. System-wide, these and other concepts are located in the U.S. and in over 30 other countries in North America, South America, Europe, Africa and Asia. For additional information about the company, please visit the Investor Information section of the corporate website at www.regiscorp.com.

Contact Information

Mark Fosland

SVP, Finance and Investor Relations

952-806-1707

Andy Larew

Director, Finance-Investor Relations

952-806-1425

Kelly Sullivan / Annabelle Rinehart / Matthew Cuneo

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449